Exhibit 10.38
SUBLEASE AGREEMENT
     This Sublease Agreement is entered into effective as of April 1, 2008 by and between Cordillera Corporation (Sublessor”) and Oceanic Exploration Company (“Sublessee”).
     WHEREAS Sublessor entered into an Office Building Lease with Sorrento West Properties, Inc. (the “Owner”) dated April 1, 2002, as amended by Amendment to and Extension of Office Building Lease dated April 1, 2007 and Second Amendment to Office Building Lease dated January 1, 2008 (the “Master Lease”); and
     WHEREAS the Master Lease provides for Sublessor’s use of 7,033 square feet (the “Premises”) in a building located at 7800 E. Dorado Place, Englewood, Colorado 80111 (the “Building”), and
     WHEREAS Sublessor and Sublessee desire to enter into a Sublease Agreement providing for Sublessee’s use of 940 rentable square feet of space leased by Sublessor pursuant to the Master Lease.
     NOW THEREFORE, Sublessor and Sublessee agree as follows:
     1. Subleased Premises. Sublessor in consideration of the rents and covenants contained in this Sublease does hereby sublease to Sublessee and Sublessee does hereby sublease from Sublessor the premises described as “C” in Exhibit A attached hereto and made a part hereof (the “Subleased Premises”). The Subleased Premises contain 940 rentable square feet.
     2. Term. The initial term of this Sublease shall commence April 1, 2008 and terminate on October 31, 2008 unless terminated earlier as set forth herein.
     3. Renewal Option. Upon expiration of the initial term of this Sublease the Sublessor and Sublessee may extend the term of the Sublease upon terms and conditions mutually agreed to by the parties.
     4. Use. The Subleased Premises shall be used by Sublessee for the purpose of storing geological, seismic and other related data and for no other purpose unless agreed to in writing by Sublessor.
     5. Master Lease. This Sublease is subject to the Master Lease. Sublessee shall comply with all applicable terms and conditions of the Master Lease.
     6. Rent. During the initial term of this Sublease, Sublessee shall pay to Sublessor rent at the rate of $16.32 per square foot for a monthly rent of One Thousand Two Hundred Seventy-Eight and 40/100 Dollars ($1,278.40). Rent is due on the first day of each month.

     7. Quiet Possession. Sublessor agrees that Sublessee, on paying the rent and performing the covenants in this Sublease, shall have quiet possession of the Subleased Premises for the initial term and any renewal of this Sublease.
     8. Care of Premises. Sublessee accepts the Premises in “as is” condition and agrees to keep the Subleased Premises in good clean condition during the initial term and any renewal of this Sublease.
     9. Surrender of Premises. Sublessee will, at the expiration of this Sublease, remove all of its personal property and equipment from the Subleased Premises and will yield and surrender the Subleased Premises to the Sublessor in the same good condition that existed when Sublessee took them, normal wear and tear and damage excepted.
     10. Alterations. Sublessee shall make no change, alteration, modification, or addition to the Subleased Premises without the prior written consent of the Sublessor. Sublessee shall keep the Subleased Premises free of any and all mechanics’, materialmen’s, and other liens arising out of any work, labor done, services performed, or materials furnished for Sublessee or claimed to have been furnished during the term of this Sublease.
     11. Insurance. Sublessee shall during the initial term and any renewal thereof keep in force and effect at its sole cost and expense the types and amounts of insurance as set forth in Section 4.03 of the Master Lease.
     12. Indemnification. Sublessee shall indemnify and hold Sublessor harmless from and against any and all claims arising from Sublessee’s use of the Subleased Premises or from the conduct of its business or from any activity, work, or other things done, permitted or suffered by the Sublessee in or about the Subleased Premises; any breach or default in the performance of any obligation on Sublessee’s part to be performed under the terms of this Sublease or arising from any act or negligence of the Sublessee, or any officer, agent, employee, guest, or invitee of Sublessee; and, from all costs, attorneys’ fees, and liabilities incurred in the defense of any such claim or any action or proceeding brought against, out of, or in any way related to, this Sublease. Sublessee hereby assumes all risk of damage to property or injury to persons in, upon or about the Subleased Premises, from any cause excepting only Sublessor’s negligence or intentional misconduct and, to the extend hereof, Sublessee waives all claims against Sublessor. Sublessee shall give prompt notice to Sublessor in case of casualty or accidents in the Subleased Premises.
     13. Right of Entry. Sublessor and Owner shall have the right upon reasonable notice to enter the Subleased Premises during all business hours (except in emergency situations when entry shall be immediate) for the purposes of inspecting or making repairs, additions, or alterations to the Subleased Premises or to the Building, or for the purpose of showing the Subleased Premises to prospective purchasers, and others.
     14. Damage. In the event the Building is substantially damaged or destroyed by fire or other casualty so as to render the Subleased Premises untenantable, either the

Sublessor or Sublessee may terminate this Sublease upon written notice to the other party given within thirty (30) days of such damage or destruction. In the event that this Sublease is not so terminated or if an inconsequential portion of the Subleased Premises is so damaged or destroyed, then the Sublessor shall rebuild and restore the Subleased Premises to the condition that existed immediately prior to such damage or destruction, using reasonable diligence to accomplish the restoration, subject to the provisions of Section 6.05 of the Master Lease. Rent during the restoration period shall abate for any portion of the Subleased Premises, which is unusable to the Sublessee, unless the misuse or abuse of the Subleased Premises by the Sublessee, its agents, representatives, invitees, or employees caused such damage or destruction.
     15. Default. In the event of a default by Sublessee of any term or condition contained in this Sublease, Sublessee shall be entitled to a fifteen (15) day written notice specifying the nature of the default. In the event the default is not corrected within the fifteen (15) day period, or a cure commenced for the default requiring more than fifteen (15) days to cure with Sublessee diligently pursuing correction, the Sublessor may elect to (1) terminate this Sublease immediately and the obligations of the parties hereto shall cease or (2) if the default can be cured by the expenditure of money may, but without obligation, and without limiting any other remedies that Sublessor may have by reason of such default, cure the default and charge such cost to the Sublessee, and the Sublessee shall pay the same immediately upon demand. Default situations by the Sublessee shall include filing or having filed against it any bankruptcy, insolvency or similar proceeding that is not dismissed within thirty (30) days after filing, or making an assignment for the benefit of its creditors.
     16. Compliance with Rules and Regulations. Sublessee shall comply with all laws, ordinances, rules and regulations of the City of Greenwood Village, the County of Arapahoe and any other governmental entity having jurisdiction over the Building or the Subleased Premises. Sublessee shall also comply with all rules and regulations affecting the Building or the Subleased Premises currently existing or that may be imposed in the future by the Owner.
     17. Amendments. This Sublease shall be amended or modified only by an agreement in writing executed by the parties hereto.
     18. Assignment or Subsublease. This Sublease may not be assigned or subleased by Sublessee without the prior written consent of Sublessor and the Owner. Absent the written consent of Sublessor and the Owner, an assignment or sublease shall not release from its obligations under this Sublease. Any assignment or sublease attempted to be made in violation of this Sublease shall be void. The terms of this Sublease shall bind and inure to the benefit of the parties hereto and their respective successors.
     19. Governing Law. This Sublease shall be governed by and construed in accordance with the laws of the State of Colorado.

     20. Notices. All notices, requests and other communications that a party is required or elects to deliver shall be in writing and shall be delivered personally, or by facsimile or electronic mail (provided such delivery is confirmed), or by a recognized overnight courier service or by United States mail, first-class, certified or registered, postage prepaid, return receipt requested, to the other party at its address set forth below or to such other address as such party may designate by notice given pursuant to this section.

If to Sublessor:	Cordillera Corporation
7800 E. Dorado Place, Suite 250
Englewood, CO 80111
Fax: 303-779-8644
E-mail: cordillera@oceanicexploration.com

If to Sublessee:	Oceanic Exploration Company
7800 E. Dorado Place, Suite 250
Englewood, CO 80111
Fax: 303-779-8644
E-mail: cordillera@oceanicexploration.com
     IN WITNESS WHEREOF, the Sublessor and Sublessee have executed this Sublease Agreement on the day and year first above written.

SUBLESSOR:		SUBLESSEE:

CORDILLERA CORPORATION		OCEANIC EXPLORATION COMPANY

By:	/s/ Nicole J. Champine Nicole J. Champine	By:	/s/ Janet Holle Janet Holle
	Vice President and General Counsel		Vice President

ACCEPTED BY OWNER:

SORRENTO WEST PROPERTIES, INC.

		By:	/s/ Bart Brundage Bart Brundage
Vice President

EXHIBIT A to sublease agreement

B
C
D
A
A = 5,931 RSF
B= 1,847 RSF
C = 940 RSF
D = 1,102 RSF

7800 EAST DORADO PLACE

Not To Scale
September 5, 2002

WEKieding INTERIOR ARCHITECTS

NORTH

FILE NAME: H:\Dorado_Place\rec_docs\do